Exhibit 99.1

News Release

Contact: Tito L. Lima Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB Bank Joins the Federal Reserve Bank of Philadelphia as a State Member Bank

CLEARFIELD, Pa., February 18, 2026 – CNB Financial Corporation (“CNB”) (NASDAQ: CCNE) today announced that CNB Bank, its wholly-owned banking subsidiary, became a state member bank regulated by the Board of Governors of the Federal Reserve System through the Federal Reserve Bank of Philadelphia effective February 12, 2026. CNB Bank will also continue to be regulated by the Pennsylvania Department of Banking and Securities.

“We’re pleased to become a state member bank of the Federal Reserve System, an important milestone in our strategic growth,” said CNB President and CEO Michael D. Peduzzi. “Joining the Federal Reserve System provides for a more efficient supervisory process while maintaining the strength of our regulatory framework as we seek to safely and soundly continue to deliver highquality financial services. We are appreciative of the qualitative interactions between CNB Bank and our various regulators in achieving this change.”

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $8.4 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, and 79 offices comprised of one loan production office, one mobile office, two limited service offices, and 75 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; ESSA Bank, based in Stroudsburg, Pennsylvania, with offices in Northeast Pennsylvania, including the Lehigh Valley region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank’s primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.